Exhibit 99.3

Unaudited Condensed Pro forma Combined Financial

Statements of ShoreTel, Inc. and Agito Networks,

Inc. as of and for the Year Ended June 30, 2010

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet and statements of operations are presented to give effect to the purchase of substantially all of the assets, including the intellectual property portfolio, and the assumption of certain liabilities, (the “Transaction”) of Agito Networks, Inc. (“Agito”) by ShoreTel, Inc. (“ShoreTel”). The pro forma information was prepared based on the historical financial statements and related notes of ShoreTel and Agito after giving effect to the Transaction using the acquisition method of accounting. In addition, certain historical Agito balances have been reclassified to conform to ShoreTel’s presentation.

The unaudited pro forma combined balance sheet as of June 30, 2010 is presented as if the Transaction had occurred on June 30, 2010. The unaudited pro forma combined statement of operations combine the results of operations of ShoreTel and Agito for the year ended June 30, 2010 and are presented as if the Transaction had occurred on July 1, 2009.

The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon an estimated valuation of certain assets and liabilities acquired as if the Transaction had occurred on June 30, 2010. The estimates and assumptions are subject to change upon the finalization of the valuation of the Transaction as of the actual acquisition date of October 19, 2010.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not intended to represent or be indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been achieved had ShoreTel and Agito been a combined company during the respective periods presented. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and/or cost savings that ShoreTel may achieve with respect to the combined companies. The unaudited pro forma financial statements also do not include the effects of restructuring activities and post merger synergy.

These unaudited pro forma condensed combined financial statements should be read in conjunction with ShoreTel’s historical consolidated financial statements and related notes included in its Form 10-K for the fiscal year ended June 30, 2010, filed on September 10, 2010, as well as Agito’s historical financial statements and related notes for the year ended December 31, 2009 and 2008, and for the six months ended June 30, 2010 and 2009, which are included as Exhibits 99.1 and 99.2, respectively, to this Form 8-K/A.

Pro forma Condensed Combined Balance Sheet as of June 30, 2010

(in thousands, except per share amounts)
	Historical
	Shoretel 6/30/2010	Agito 6/30/2010	Pro forma Adjustments		Combined Company
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$68,426	$1,070	$(11,375)	(1)	$58,121
Short-term investments	47,375	—	—		47,375
Accounts receivable, net	24,596	415	—		25,011
Inventories	9,954	31	—		9,985
Prepaid expenses and other current assets	8,125	179	(48)	(2)	8,256

Total current assets	158,476	1,695	(11,423)		148,748

Property and equipment - net	6,019	160	(96)	(12)	6,083
Intangible assets	—	—	4,220	(3)	4,220
Goodwill	—	—	6,119	(4)	6,119
Other long-term assets	6,226	158	(117)	(5)	6,267

TOTAL	$170,721	$2,013	$(1,297)		$171,437

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$7,868	$275	$—		$8,143
Accrued liabilities and other	10,061	89	—		10,150
Accrued employee compensation	8,261	200	—		8,461
Short term debt	—	3,463	(3,463)	(6)	—
Deferred revenue	19,450	786	(634)	(11)	19,602

Total current liabilities	45,640	4,813	(4,097)		46,356

LONG-TERM LIABILITIES:
Long-term deferred revenue	9,269	—	—		9,269
Other long-term liabilities	1,346	95	(95)	(7)	1,346

Total liabilities	56,255	4,908	(4,192)		56,971

STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock	—	18,645	(18,645)	(8)	$—
Common stock	222,491	470	(470)	(8)	222,491
Accumulated other comprehensive income	191				191
Accumulated deficit	(108,216)	(22,010)	22,010	(8)	(108,216)

Total stockholders’ equity (deficit)	114,466	(2,895)	2,895		114,466

TOTAL	$170,721	$2,013	$(1,297)		$171,437

Pro forma Condensed Combined Statement of Operations

for the year ended June 30, 2010

(in thousands, except per share amounts)
	Historical
	Shoretel 6/30/2010	Agito 6/30/2010	Pro forma Adjustments		Combined Company
REVENUE:
Product	$117,138	$—	$—		$117,138
Support and services	31,326	—	—		31,326
Ratable product and services	—	894	—		894

Total revenue	148,464	894	—		149,358
COST OF REVENUE:
Product	40,471	—	—		40,471
Support and services	11,580	—	—		11,580
Ratable product and services	—	69	700	(9)	769

Total cost of revenue	52,051	69	700		52,820
GROSS PROFIT	96,413	825	(700)		96,538
OPERATING EXPENSES:
Research and development	33,596	2,674	—		36,270
Sales and marketing	55,973	2,058	43	(9)	58,074
General and administrative	19,888	1,369	—		21,257

Total operating expenses	109,457	6,101	43		115,601

LOSS FROM OPERATIONS	(13,044)	(5,276)	(743)		(19,063)
OTHER INCOME (EXPENSE):
Interest income	408	15	—		423
Other	(324)	(191)	191	(10)	(324)

Total other income	84	(176)	191		99

LOSS BEFORE INCOME TAXES	(12,960)	(5,452)	(552)		(18,964)
Income tax benefit (provision)	156	(8)	—		148

NET LOSS	$(12,804)	$(5,460)	$(552)		$(18,816)

Net loss per share - basic and diluted	$(0.29)	—	—		$(0.42)
Shares used in computing net loss per share - basic and diluted	44,804	—	—		44,804

Pro forma Adjustments

The accompanying unaudited pro forma condensed combined financial statements have been prepared as if the acquisition was completed on June 30, 2010 for balance sheet purposes and on July 1, 2009 for statement of operations and reflect the following pro forma adjustments:

(1)	To record the purchase price of $11,375,000 paid in cash.

(2)	To eliminate the amount of deferred cost of sales in Agito’s historical financial statements.

(3)	To record the value of intangible assets recorded as a result of the acquisition. Intangibles are comprised of Existing Technology of $2.8 million with an estimated useful life of four years, In Process Research and Development of $1.1 million with an estimated useful life of three years and Customer Relationships of $0.3 million with an estimated useful life of seven years.

(4)	To record the value of goodwill resulting from the acquisition.

(5)	To eliminate the value of patents capitalized in Agito’s historical financial statements as the patents were considered in the valuation of intangibles above.

(6)	To eliminate the debt not acquired under the merger agreement

(7)	To eliminate the fair value of warrants recorded in Agito’s historical financial statements. The warrants were not acquired under the merger agreement.

(8)	To eliminate Agito’s historical stockholder’s equity

(9)	To record the estimated intangible amortization associated with the acquired intangible assets over an estimated life of four years for existing technology and seven years for customer relationships.

(10)	To eliminate the interest expense related to debt and the change in the fair value of warrants as they were not acquired under the merger agreement.

(11)	To record an adjustment to reflect the deferred revenue at fair value, representing the performance obligation under Agito’s existing contracts.

(12)	To record the fair value adjustment for fixed assets.